Exhibit 10.15

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of the Effective Date, by and between TREEMONT CAPITAL PARTNERS IV, LP, a Texas limited partnership (“Seller”),  and Lodging Fund REIT III OP, LP a Delaware limited partnership with an address of 1635 43rd Street South, Suite 205, Fargo, North Dakota 58103 (“Purchaser”).

RECITALS:

A.          Seller is the owner of that certain tract of land located at 6435 50th Street, Lubbock, Texas 79407, as more particularly described on Exhibit A attached hereto and made a part hereof, and the improvements situated thereon, commonly known as the “Fairfield Inn & Suites By Marriott- Lubbock Southwest” (the “Hotel”).

B.          Purchaser desires to purchase the above described property from Seller, and Seller desires to sell the Hotel to Purchaser, for the Purchase Price (as defined below) and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of premises and in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:

ARTICLE I

DEFINITIONS

The following terms shall have the indicated meanings:

1.1        “Accounts Receivable” shall mean all accounts receivable of the Hotel which are shown on the records of the Hotel.

1.2        “Advance Bookings” shall mean reservations and agreements made or entered into by Seller prior to Closing and assumed by Purchaser for Hotel rooms or meeting rooms to be utilized after Closing, or for catering services or other Hotel services to be provided after Closing, in the ordinary course of business.

1.3        “Affiliate” shall mean any Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling another Person.  For the purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract or otherwise.

1.4        “Agreement” shall have the meaning ascribed to such term in the Preamble.

1.5        “Assignment and Assumption Agreement” shall mean an assignment and assumption agreement between Seller and Purchaser in the form attached hereto as Exhibit B whereby Seller assigns and Purchaser assumes all of Seller's rights, title and interest in and to the Hotel Agreements and the Advanced Bookings.

1.6        “Authorizations” shall mean all certificates of occupancy, licenses, permits, authorizations and approvals required by any governmental or quasi-governmental agency, body,

department, commission, board, bureau, instrumentality or officer, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof.

1.7        “Bill of Sale and General Assignment” shall mean a bill of sale and general assignment between Seller and Purchaser in the form attached hereto as Exhibit C, conveying title to the Personal Property (other than Leased Property) from Seller to Purchaser, together with any Warranties and Guaranties related thereto.

1.8        “Closing” shall mean the consummation of the sale and purchase of the Property pursuant to this Agreement.

1.9        “Closing Date” shall mean the later of (a) five (45) days following the expiration of the Study Period, or (b) ten (10) business days following Loan Assumption Approval.

1.10      “Closing Documents” shall mean the documents defined as such in Article VI.

1.11      “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.12      “Deed” shall mean a special warranty deed in the form attached hereto as Exhibit D, conveying fee title to the Real Property from Seller to Purchaser, subject to the Permitted Title Exceptions.

1.13      “Earnest Money” shall have the meaning ascribed to such term in Section 2.3.

1.14      “Effective Date” (or other similar phrases such as “date of this Agreement” or “date hereof”) shall mean the first date on which the Escrow Agent shall have acknowledged receipt of this Agreement fully executed by Seller and Purchaser.

1.15      “Escrow Agent” shall mean the Title Company.

1.16      “Existing Financing” shall mean that certain Loan Agreement dated on or around April 4, 2019 by and between Seller and Lender evidence that certain loan with a current balance of approximately $9,478,125.00(as of June 2019) which is secured by a Deed of Trust, Assignment of Leases and Rents, and Security Agreement.

1.17      “Final Rooms Revenue” shall mean the final night’s room revenue (revenue from rooms occupied as of 11:59 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by Seller), including any sales taxes, room taxes or other taxes thereon.

1.18      “FIRPTA Certificate” shall mean the affidavit of Seller under Section 1445 of the Code, as amended.

1.19      “Governmental Authority” shall mean any federal, state, county, municipal or other government or governmental or quasi-governmental agency, department, commission, board, bureau, office or instrumentality, foreign or domestic, or any of the them.

1.20      “Hotel” shall have the definition ascribed to such term in the Recitals.

1.21      “Hotel Agreements” shall mean collectively the Operating Agreements, Leased Property Agreements, Off-Site Facility Agreements and the Occupancy Agreements.

1.22      “Improvements” shall mean the Hotel and all other buildings, structures, improvements, and all fixtures, systems, facilities and all other items of real estate located on the Land.

1.23      “Independent Contract Consideration” shall mean One Hundred and No/100 Dollars ($100.00) of the Earnest Money which shall be paid by the Escrow Agent to Seller in the event that Purchaser elects to terminate this Agreement.

1.24      “Insurance Policies” shall mean all policies of insurance maintained by or on behalf of Seller pertaining to the Property, its operation, or any part thereof.

1.25      “Intangible Personal Property” shall mean, to the extent assignable, Seller’s right, title and interest in and to all intangible personal property owned or possessed by Seller and used in connection with the ownership or operation of the Property, including, without limitation, (1) Authorizations, (2) utility and development rights and privileges, general intangibles, business records, plans and specifications pertaining to the Real Property and the Personal Property, (3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, (4) the share of the Final Rooms Revenue determined under Section 6.6(h) hereof, and (5) Advance Bookings, excluding Seller’s cash on hand, in the bank accounts and invested with financial or other institutions.

1.26      “Inventory” shall mean all inventories of food, beverage and consumable items in opened or unopened cases and all in-use reserve stock of linens (in no event less than 2 par), towels, paper goods, soaps, cleaning supplies, office supplies, engineering supplies, maintenance supplies, parts and tools and other “inventories of merchandise” and “inventories of supplies” as such terms are defined in the Uniform System of Accounts for Hotels used in connection with the operation and maintenance of the Hotel.

1.27      “Knowledge” with respect to Seller, shall mean the actual knowledge of Philip McRae, without any duty of inquiry or investigation.  For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.

1.28      “Land” shall mean that certain parcel of real estate described on Exhibit A hereof, together with all rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Seller therein, in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.

1.29      “Leased Property” shall mean all leased items of Tangible Personal Property, including items subject to any capital lease, operating lease, financing lease, or any similar agreement (if any).

1.30      “Leased Property Agreements” shall mean all lease agreements pertaining to the Leased Property (if any).

1.31      “Lender” shall mean Starwood Mortgage Capital LLC.

1.32      “License Agreement” shall mean the license or franchise agreement from Licensor with respect to the Hotel.

1.33      “Licensor” shall mean Marriott International, Inc.

1.34      “Loan Assumption Approval” shall mean the receipt of lender’s approval of the Loan Assumption.

1.35      “Loan Assumption Documents” shall mean all documents required by Lender to effectuate Purchaser's assumption of the Existing Financing.

1.36      “Management Agreement” shall mean the management agreement between Seller and the Manager for the management or operation of the Hotel.

1.37      “Manager” shall mean MH Partners, LLC d/b/a Maximum Hospitality LLC.

1.38      “Occupancy Agreements” shall mean all leases, concession or occupancy agreements in effect with respect to the Real Property under which any tenants (other than Hotel guests) or concessionaires have the right to occupy space upon the Real Property.

1.39      “Off-Site Facility Agreements” shall mean any leases, contracts and agreements, if any, pertaining to facilities not located on the Property but which are required and presently used for the operation of the Hotel including, without limitation, use agreements for local golf courses, and parking or garage contracts or leases.

1.40      “Operating Agreements” shall mean all service, supply, maintenance and repair, and other similar contracts in effect with respect to the Property (other than the Occupancy Agreements, Leased Property Agreements, Management Agreement and Off-Site Facility Agreements) related to construction, operation, or maintenance of the Property and the business conducted thereon.

1.41      “Owner’s Title Policy” shall mean an owner’s policy of title insurance issued to Purchaser by the Title Company, pursuant to which the Title Company (or any applicable underwriter) insures Purchaser’s ownership of fee simple title to the Real Property, subject only to Permitted Title Exceptions.

1.42      “Permitted Title Exceptions” shall mean those exceptions to title to the Real Property that are satisfactory or deemed satisfactory to Purchaser as determined pursuant to Section 2.4(e) hereof.

1.43      “Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

1.44      “Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property.

1.45      “Property” shall mean collectively the Real Property and Personal Property.

1.46      “Purchase Price” shall mean the amount of FIFTEEN MILLION SEVEN HUNDRED FIFTY THOUSAND AND NO/DOLLARS ($15,750,000.00) payable in the manner described in Section 2.2 hereof, which amount shall include the Inventory.

1.47      “Purchaser Parties” shall mean Purchaser's directors, officers, lenders, employees, agents, counsel, consultants or representatives.

1.48      “Purchaser’s Objections” shall mean the objections defined as such in Section 2.4(e).

1.49      “Real Property” shall mean the Land and the Improvements.

1.50      “Seller’s Response” shall have the meaning ascribed to such term in Section 2.4(e).

1.51      “Seller’s Response Period” shall have the meaning ascribed to such term in Section 2.4(e).

1.52      “Study Period” shall mean the period ending at 5:00 p.m., Central Time, on September 11, 2019.   Except as expressly noted herein to the contrary, times referred to in this Agreement shall mean the times as in effect, from time to time, in Lubbock, Texas.

1.53      “Submission Matters” shall mean the definition ascribed to such term in Section 2.4(b) hereof.

1.54      “Tangible Personal Property” shall mean the items of tangible personal property consisting of all furniture, fixtures, equipment, machinery, Inventory, all vehicles used in operation of Property and the Hotel and other tangible personal property of every kind and nature (which does not include cash-on-hand and petty cash) located at the Hotel and owned or leased by Seller, including, without limitation, Seller's interest as lessee with respect to any such leased Tangible Personal Property.

1.55      “Title Commitment” shall mean the title commitment and exception documents defined as such in Section 2.4(e).

1.56      “Title Company” shall mean Stewart Title Company, 720 W. 11th Street, Suite 200, Houston, TX  77008, Attn: Kay Street, Kay.Street@stewart.com, (713) 401-1850.

1.57             “Warranties and Guaranties” shall mean, to the extent assignable, all of Seller's interest in any existing warranties and guaranties relating to the development, construction, ownership and operation of the Improvements, the Tangible Personal Property, the Hotel or any part thereof.

ARTICLE II

PURCHASE AND SALE; DEPOSIT; PAYMENT OF

PURCHASE PRICE; STUDY PERIOD

2.1        Purchase and Sale.  Seller agrees to sell and Purchaser agrees to purchase the Property for the Purchase Price and in accordance with and subject to the other terms and conditions set forth herein.

2.2        Payment of Purchase Price.  Purchaser shall pay the Purchase Price, as adjusted in the manner specified in Article VI and as set forth below, to Seller (or other party designated by Seller) at Closing by making a wire transfer of immediately available federal funds to the account of Seller (or other party designated by Seller).  Such wire transfer shall be sent by Purchaser to the Escrow Agent for the account of Seller no later than 1:00 p.m., Lubbock, Texas, time on the Closing Date.

2.3        Earnest Money.  Within one (1) business day following the Effective Date of this Agreement, Purchaser will deliver to the Escrow Agent the sum of TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00), together with all interest earned thereon are hereinafter collectively referred to as the “Earnest Money”).  If desired by Purchaser, the Earnest Money shall be invested by the Escrow Agent in short term interest bearing accounts at banks or other financial institutions, which accounts must be insured by the Federal Deposit Insurance Corporation.  All interest earned on such deposits shall belong to the party (as between Seller and Purchaser) who is entitled to receive the Earnest Money under the applicable provisions of this Agreement.  In the event the transactions contemplated herein are not closed in accordance with the provisions hereof, the Earnest Money shall be disbursed to either Seller or Purchaser as provided in this Agreement.

2.4        Existing Financing.

(a)         At the Closing, Purchaser shall assume the Existing Financing.  With respect to Purchaser’s assumption of Existing Financing, (a) no later than five (5) business days after the Effective Date, Purchaser shall commence its efforts to begin the process of the assumption of the Existing Financing by Purchaser (“Loan Assumption”), including but not limited to providing all reasonable information concerning the transfer of the Property to Lender (“Assumption Application”), (b) Purchaser and Seller shall cooperate and use all reasonable and diligent efforts to cause the Lender (or its loan servicer, as applicable) to consent to the Loan Assumption and to cause the Seller and all applicable guarantors, if any, to be released from any and all liability under the Existing Financing; provided, however, Seller’s cooperation shall be at no cost or expense to Seller, (c) the Existing Financing shall be credited towards the Purchase Price, (d) for purposes of determining the amount of the Existing Financing to be credited toward the Purchase Price, the aggregate of the outstanding principal balance of the Existing Financing and all accrued and unpaid interest and late charges or other similar fees, if any, as of the Closing Date (but expressly excluding the Assumption Fee (defined below)) shall be aggregated and determined and shall be credited to the Purchase Price and (e) Purchaser shall be exclusively liable for and shall pay as the same are incurred (i) the assumption fees and/or costs required by the Lender (or the loan servicer) and (ii) all fees, expenses and/or costs required by the Lender to process the Assumption Application and the Loan Assumption (collectively, the “Assumption Fee”).

(b)         As a material part of the consideration for this Agreement, Seller has agreed to relinquish to Purchaser at Closing the sum of $5,404.00 (the “Retained Reserves”) of the reserves held by Lender under the Existing Financing. The parties hereby agree and acknowledge that, with the exception of the Retained Reserves, all reserve accounts held by Lender under the Existing Financing will not be transferred to Purchaser as part of the Loan Assumption. Purchaser acknowledges and agrees that any such reserve accounts required under the Existing Financing in excess of the Retained Reserves will need to either:  (i) in the event that Lender does not release such funds to Seller, but instead credits them to Purchaser, be reimbursed by Purchaser to Seller at Closing, or (ii) in the event that Lender releases such funds to Seller, if required by Lender, be replenished by Purchaser at Closing.

(c)         Provided that Purchaser timely submitted its Assumption Application in accordance with Section 2.4(a), and uses continuous, good faith efforts to obtain the Loan Assumption Approval, in the event Purchaser does not receive Loan Assumption Approval within one hundred fifty (150) days of the Effective Date of the Agreement, then either Purchaser or Seller may terminate this Agreement by written notice to the other party, whereupon the Earnest Money less the Independent Contract Consideration shall be refunded to Purchaser, and neither party shall have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination.

2.5        Due Diligence.

(a)         Purchaser shall have the right, until 5:00 p.m., Central on the last day of the Study Period, and thereafter if Purchaser does not notify Seller in writing prior to the expiration of the Study Period that Purchaser has elected to terminate this Agreement, to enter upon the Real Property upon not less than one (1) business day prior notice to Seller, and to perform at Purchaser’s expense, and subject to terms and conditions set forth in Section 2.4(d) below, such economic, surveying, engineering, topographic, environmental, marketing and other test, studies and investigations as Purchaser may deem appropriate. Notwithstanding the foregoing, the Purchaser shall not have the right to interview the employees, the Manager, or any Hotel guests or licensees or other users or occupants of the Hotel, without the prior written consent of the Seller, such consent to be granted or withheld by the Seller’s discretion.   Only if, prior to the expiration of the Study Period, Purchaser provides written notice, signed only by Dave Durell, to Seller and Escrow Agent that it has determined in its sole, absolute and unreviewable discretion, to waive its right of termination and proceed to closing (the “Satisfaction Notice”), then this Agreement shall automatically terminate, and Seller and Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement. In the event of such termination, the Earnest Money, less the Independent Contract Consideration, shall be refunded by the Escrow Agent to Purchaser, and neither party shall have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination.  For the avoidance of doubt, Purchaser is under no obligation to provide a termination notice, and if no Satisfaction Notice is provided, this Agreement will automatically terminate.

(b)         Within fourteen (14) days following the Effective Date, Seller will deliver copies of the due diligence materials listed on Schedule I to Purchaser (“Submission Matters”) to the extent in Seller’s possession or control; provided, however, within three (3) business days following the Effective Date Seller will provide (i) a profit and loss statement for the last four calendar years (or such less time that the Hotel has been operational), (ii) a provide and loss statement for the most recent twelve (12) month period (or the most recent twelve (12) month period for which such reports have been prepared and (iii) top page of Form 1065 of tax returns (for income and expenses) for the last three (3) years.

(c)         If for any reason whatsoever Purchaser does not purchase the Property, Purchaser shall promptly destroy (and an authorized agent of Purchaser shall confirm such destruction in writing to Seller) or deliver to Seller,  copies of the due diligence materials delivered to or copied by Purchaser or Purchaser Parties however, that Purchaser shall not be obligated to deliver to Seller any materials of a proprietary nature (such as, for the purposes of example only, any financial forecast or market repositioning plans) prepared for Purchaser or Purchaser Parties in connection with the Property.  The terms of this Section 2.4(c) shall survive the termination of this Agreement.

(d)         Purchaser shall indemnify, hold harmless and defend Seller against any loss, damage, liability or claim for personal injury or property damage and any other loss, damage, liability, claim or lien to the extent arising from the acts upon the Real Property by Purchaser or Purchaser Parties or any agents, contractors or employees of Purchaser or Purchaser Parties.  Purchaser understands and accepts that any on-site inspections of the Property shall occur at reasonable times agreed upon by Seller and Purchaser after not less than one (1) business day prior notice to Seller and shall be conducted so as not to interfere unreasonably with the operation of the Property and the use of the Property by the tenants and the guests of the Hotel.  Seller shall have the right to have a representative present during any such inspections.  If Purchaser desires to do any invasive testing at the Property, Purchaser shall do so only after obtaining the prior written consent of Seller, which approval may be subject to reasonable terms and conditions as may be proposed by Seller.  Purchaser shall not permit any liens to attach to the Property by reason of such inspections.  Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of Purchaser thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any work for Purchaser or Purchaser Parties on or related to the Property.  Purchaser shall procure and continue in force from and after the date Purchaser first enters the Property, and continuing throughout the term of this Agreement, comprehensive general liability insurance with a combined single limit of not less than $1,000,000 per occurrence, or commercial general liability insurance, with limits of not less than $1,000,000 per occurrence and $2,000,000 per event.  Seller shall be included and named as an additional insured under such comprehensive general liability or commercial general liability coverage.  Such insurance shall include: (i) personal injury liability with employee and contractual exclusions removed; and (ii) a waiver of subrogation in favor of Seller without exception for the negligence of any additional insured.  Purchaser will not be permitted to come onto the Property unless and until Purchaser has provided to Seller a certificate of insurance evidencing such coverage, the additional insured status of Seller, and such waiver of subrogation.  The provisions of this Section 2.4(d) shall survive any termination of this Agreement and a closing of the transaction contemplated hereby and are not subject to any liquidated damage limitation on remedies, notwithstanding anything to the contrary in this Agreement.

(e)         Promptly following the Effective Date, Seller shall cause the Title Company to furnish to Purchaser and Seller, a title insurance commitment bearing an effective date not earlier than thirty (30) days prior to the Effective Date issued by the Title Company covering the Real Property, binding the Title Company to issue the Owner’s Title Policy together with legible copies (to the extent such legible copies are available) of all documents identified in such title insurance commitment as exceptions to title (collectively, the “Title Commitment”) with respect to the state of title to the Property. Within five (5) business days following its receipt of the Title Commitment but in no event later than five (5) business days prior to the expiration of the Study Period, Purchaser shall notify Seller of any matters identified in the Title Commitment and the Survey that Purchaser is unwilling to accept (including any defect or failure of the Title Commitment to comply with requirements of this Section 2.4) (collectively, the “Purchaser’s Objections”).  Notwithstanding anything herein to the contrary, Seller shall be obligated to pay and discharge any encumbrances or obligations arising from delinquent taxes, mortgages, deeds of trust, security agreements, and discharge or bond around any mechanics’ liens or other similar liens or charges which were created, consented to, or expressly assumed by Seller, including without limitation any loans, bonds or due and payable obligations to municipal or other governmental bodies (excluding the Existing Loan, the “Monetary Title Encumbrances”).  No Monetary Title Encumbrances shall be considered to be a Permitted Title Exception.  For such purposes, Seller may use all or a portion of the Purchase Price to pay or discharge any such Monetary Title Encumbrances at the Closing.  Seller may notify Purchaser within five (5) days after receipt of Purchaser’s Objections (the “Seller’s Response Period”) whether Seller, in its sole discretion, agrees to cure any of such Purchaser’s Objections, (the “Seller’s Response”).  If Seller agrees in Seller’s Response Period to cure any of such Purchaser’s Objections, Seller shall use good faith efforts (without the obligation to expend any money or incur any liability) to cure such Purchaser’s Objections which Seller has agreed to use reasonable efforts to attempt to cure on or before the expiration of the Study Period.  If Seller is unable to cure such Purchaser’s Objections by the expiration of the Study Period, Purchaser shall, in its sole and absolute discretion, elect (1) to waive such Purchaser’s Objections without any abatement in the Purchase Price and proceed to close or (2) to terminate this Agreement in which case the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement.  If Seller does not provide Seller’s Response to Purchaser within Seller’s Response Period, Seller shall be deemed to have elected not to attempt to cure Purchaser’s Objections.  If Seller elects in Seller’s Response not to attempt to cure all or any number of Purchaser’s Objections or if Seller is deemed to have elected not to attempt to cure Purchaser’s Objections pursuant to the preceding sentence, upon the expiration of the Study Period, Purchaser shall elect either to (1) waive any Purchaser’s Objections which Seller has elected or is deemed to have elected not to attempt to cure without any abatement in the Purchase Price and proceed to close, or (2) terminate this Agreement in which case the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement.  In the event Purchaser does not provide to Seller notice of Purchaser’s election under the preceding sentence, Purchaser shall be deemed to have elected clause (1) of the preceding sentence.  In the event of Purchaser’s termination or deemed termination pursuant to this Section 2.4(e), the Earnest Money, less the Independent Contract Consideration, shall be refunded by the Escrow Agent to Purchaser without any further notice to Escrow Agent, and neither party shall have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination.

2.6        3-05 Audit.  Seller covenants it will make all reasonable and good faith efforts to assist Purchaser in any way helpful or necessary for Purchaser’s third-party auditor (Deloitte) to collect necessary information as described on Schedule II.

ARTICLE III

SELLER’S REPRESENTATIONS AND WARRANTIES

In order to induce Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefore and except for and subject to the information contained in the Submission Matters, Seller hereby makes, to Seller’s Knowledge, the representations and warranties set forth below.  Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date, provided that Seller shall have no liability if, as a result of any changes in facts or circumstances beyond Seller’s reasonable control, such representations and warranties are not true as of the Closing Date.

3.1        Organization and Power.  Seller is a limited partnership duly organized, validly existing and in good standing under the laws of Texas and has all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of Seller hereunder.

3.2        Authorization and Execution.  This Agreement (and all documents contemplated hereby) has been duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.  The Person executing this Agreement on behalf of Seller, for and on behalf of Seller, has the authority to do so.

3.3        Non-contravention.  Subject to any consent to the assignment of any particular Hotel Agreement required by the terms thereof or by applicable laws and to the payment in full at Closing of any Monetary Title Encumbrances, the execution and delivery of, and the performance by Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of any applicable law or regulation, Seller’s organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of Seller.

3.4        Litigation.  There is no action, suit or proceeding, pending or known to be threatened, against or affecting any Seller in any court or before any arbitrator or before any Governmental Authority which would materially and adversely affect the ability of Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

3.5        Operating Statements. Within three (3) business days of the Effective Date of this Agreement, Seller shall provide Purchaser with operating statements concerning the Hotel as of December 31, 2018 and as of the period ending March 31, 2019.  The Operating Statements were prepared by or for Seller in the ordinary course of its business in accordance with sound accounting principles, and, to Seller’s knowledge, represent in all material respects all income and expenses of the Property for the dates covered thereby.

3.6        Status of Hotel Agreements. To Seller’s knowledge, Seller is not in material default under any Hotel Agreement.

3.7        Labor and Employment Matters.  There are no employees of the Hotel other than those employees who are employed by Manager with respect to the Hotel (collectively, the “Employees”).  There are no agreements to which Seller is a party relating to any labor or collective bargaining agreement affecting the Hotel. Seller has no employee benefit plans now in effect which are subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

3.8        Environmental Matters. Except as disclosed in the Submission Matters, Seller has not received any written notice from any governmental or regulatory authority of the presence or release of any substance that is regulated under any Environmental Laws as a pollutant, contaminant or toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives or by-products and other hydrocarbons (collectively and individually, “Hazardous Substances”) that would cause the Hotel to be in violation of any applicable Environmental Laws and that remains uncured.

3.9        Personal Property. Other than Personal Property subject to the Hotel Agreements, to Seller’s Knowledge, Seller is the owner of the Personal Property located at the Hotel and used in connection with the operation of the Hotel.

3.10      Brand Standards. Seller represents that to its Knowledge that the Hotel is within brand standards in accordance with the Franchise Agreement.

3.11      Seller Is Not a “Foreign Person”.  Seller is not a “foreign person” or a “disregarded entity” within the meaning of Section 1445 of the Code, as amended (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Code and regulations promulgated thereunder).

3.12             Insurance.  All insurance policies held with respect to the Property by Seller are valid and in full force and effect.

3.13             Right to Purchase.  Seller has not granted to any Person other than Purchaser, any right to purchase the Property or any portion thereof or interest therein

3.14             Condemnation.  There is no pending or threatened condemnation or similar proceedings affecting the Property.

3.15             Licenses and Permits. Seller presently possesses all governmental licenses, permits, certificates of inspection, other authorizations, filings, and registrations which are necessary for Seller to own and operate the Hotel as presently conducted; the lack of which would reasonably be expected to materially adverse effect present use and occupancy of the Property.

3.16             Insolvency Proceedings. Seller is not involved in any proceeding by or against Seller in any court under the Bankruptcy Code or any other insolvency or debtor’s relief act, whether state or federal, or for the appointment of a trustee, receiver, liquidator, assignee, or other similar official of Seller or Seller’s property.

The representations and warranties in this Article III shall survive the Closing for a period of twelve (12) months following the Closing Date (“Limitation Period”).  If Purchaser first discovers a misrepresentation of any of Seller’s representations and warranties set forth in this Agreement on a date subsequent to the Closing Date, but prior to the end of the Limitation Period, Purchaser must give Seller written notice (the “Breach Notice”) of the breach within thirty (30) days following the Limitation Period (“Notice Period”) in order for such breach to form the basis of an action by Purchaser against Seller, and any such action must be brought within two (2) years and one (1) day after the Closing Date.  Purchaser shall have no cause of action against Seller for any misrepresentation or breach by Seller if Purchaser fails to give to Seller the Breach Notice for such misrepresentation or breach during the Notice Period, and Purchaser shall be deemed to have waived all causes of action for such misrepresentations if Purchaser fails to bring an action against Seller therefor within two (2) years and one (1) day after the Closing Date.  Notwithstanding anything herein to the contrary, (i) Purchaser shall not be entitled to make a claim against Seller for a breach of the representations and warranties in this Agreement or any of the closing documents executed in connection with this Agreement unless the amount of damages to Purchaser equals or exceeds Twenty five Thousand and No/100 Dollars ($25,000.00) in the aggregate of all such claims, and (ii) the cumulative, maximum amount of liability that Seller shall have to Purchaser for breaches of the representations and warranties this Agreement and any of the closing documents executed in connection with this Agreement shall not exceed one and one-half percent (1.5%) of the Purchase Price in the aggregate.  The acceptance of the Deed by Purchaser at Closing shall from and after the Notice Period be deemed to be a full performance and discharge of every representation and warranty made by Seller and every agreement and obligation on the part of Seller to be performed in this Agreement, except as to claims timely asserted in a Breach Notice and where a suit is filed against Seller not later than two (2) years and one (1) day after the Closing Date.  In the event Purchaser obtains actual knowledge on or before Closing of any material inaccuracy in any of the representations and warranties contained in this Article III, Purchaser may as Purchaser’s sole and exclusive remedy either: (i) terminate this Agreement whereupon the Earnest Money less the Independent Contract Consideration shall be refunded to Purchaser, and neither party shall have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination; or (ii) waive any and all claims against Seller on account of such inaccuracy and close the transaction.  In the event Purchaser obtains knowledge on or before the Closing of any inaccuracy in any of the representations and warranties contained in this Agreement, and Purchaser does not terminate this Agreement on or before Closing, Purchaser shall be deemed to have waived any and all claims against Seller on account of such inaccuracy (including the right to terminate this Agreement following the expiration of the Study Period). The provisions of this paragraph shall survive Closing.

ARTICLE IV

PURCHASER’S REPRESENTATIONS AND WARRANTIES

In order to induce Seller to enter into this Agreement and to sell the Property, Purchaser hereby makes the following representations and warranties, each of which is made to Purchaser’s knowledge:

4.1        Organization and Power.  Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder.

4.2        Authorization and Execution.  This Agreement has been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.  The Person executing this Agreement on behalf of Purchaser has the authority to do so.

4.3        Non-contravention.  The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, Purchaser’s organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.

4.4        Litigation.  There is no action, suit or proceeding, pending or known to be threatened, against or affecting Purchaser in any court or before any arbitrator or before any Governmental Authority which would materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

4.5        OFAC.  Purchaser represents and warrants to Seller that neither Purchaser nor any affiliate of Purchaser is subject to sanctions of the United States government or in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or is similarly designated under any related enabling legislation or any other similar Executive Orders (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

4.6        Insolvency Proceedings. Purchaser is not involved in any proceeding by or against Purchaser in any court under the Bankruptcy Code or any other insolvency or debtor’s relief act, whether state or federal, or for the appointment of a trustee, receiver, liquidator, assignee, or other similar official of Seller or Seller’s property.

4.7        AS IS, WHERE IS.

PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT, AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, THE PROPERTY IS BEING SOLD TO PURCHASER AND PURCHASER AGREES TO PURCHASE AND ACCEPT THE PROPERTY, AND EACH AND EVERY PART AND COMPONENT THEREOF, IN AN “AS IS, WHERE IS” CONDITION AS OF THE CLOSING WITH NO REPRESENTATIONS OR WARRANTIES FROM SELLER, EITHER EXPRESS OR IMPLIED EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.  PURCHASER AGREES THAT PURCHASER IS NOT RELYING UPON, AND HAS NOT RECEIVED OR BEEN GIVEN, ANY REPRESENTATIONS (EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT), STATEMENTS OR WARRANTIES (ORAL OR WRITTEN, IMPLIED OR EXPRESS) OF OR BY ANY OFFICER, EMPLOYEE, AGENT OR REPRESENTATIVE OF SELLER, OR ANY SALESPERSON OR BROKER (IF ANY) INVOLVED IN THIS TRANSACTION, AS TO THE PROPERTY OR ANY PART OR COMPONENT THEREOF IN ANY RESPECT, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATIONS, STATEMENTS OR WARRANTIES AS TO THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE PROPERTY, THE FITNESS OF THE PROPERTY FOR USE AS A HOTEL, THE FINANCIAL PERFORMANCE OR POTENTIAL OF THE PROPERTY, THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE BUILDING, ZONING, SUBDIVISION, ENVIRONMENTAL, LIFE SAFETY OR LAND USE LAWS, CODES, ORDINANCES, RULES, ORDERS, OR REGULATIONS, OR THE STATE OF REPAIR OF THE PROPERTY, AND

PURCHASER, FOR ITSELF AND ITS HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, WAIVES ANY RIGHT TO ASSERT ANY CLAIM OR DEMAND AGAINST SELLERS AT LAW OR IN EQUITY RELATING TO ANY SUCH MATTER, WHETHER LATENT OR PATENT, DISCLOSED OR UNDISCLOSED, KNOWN OR UNKNOWN, NOW EXISTING OR HEREAFTER ARISING.  EXCEPT FOR ANY TITLE OR SURVEY MATTERS CREATED SOLELY BY SELLER IN VIOLATION OF THIS AGREEMENT, PURCHASER AGREES THAT IT SHALL HAVE NO RECOURSE WHATSOEVER AGAINST SELLER, AT LAW OR IN EQUITY, SHOULD THE SURVEY OR THE TITLE INSURANCE COMMITMENTS OR THE TITLE POLICIES FAIL TO DISCLOSE ANY MATTER AFFECTING THE PROPERTY OR REVEAL ANY SUCH MATTER IN AN INACCURATE, MISLEADING OR INCOMPLETE FASHION OR OTHERWISE BE IN ERROR.  PURCHASER ACKNOWLEDGES THAT IT SHALL REVIEW THE SURVEY AND THE TITLE INSURANCE COMMITMENTS (AS SAME MAY BE MARKED AT CLOSING) AND TO DISCUSS THEIR CONTENTS WITH THE INDEPENDENT CONTRACTORS WHO PREPARED OR ISSUED EACH OF THEM.  PURCHASER ACCORDINGLY AGREES TO LOOK SOLELY TO THE PREPARER OF THE SURVEY AND THE ISSUER OF THE TITLE INSURANCE COMMITMENTS AND TITLE POLICIES FOR ANY CLAIM ARISING OUT OF OR IN CONNECTION WITH SUCH INSTRUMENTS AND HEREBY RELEASES SELLERS FROM ANY SUCH CLAIM (EXCEPT FOR ANY CLAIM THAT SELLERS AGREE TO CURE AS SET FORTH IN THIS AGREEMENT).

Purchaser recognizes that the Hotel and Personal Property are not new and that there exists a possibility that the Property is not in compliance with the requirements which would be imposed on a newly constructed hotel by presently effective federal, state and local building, plumbing, electrical, fire, health, handicap, environmental and life safety laws, codes, ordinances, rules, orders and/or regulations (collectively, the “building codes”).  The Hotel and other improvements on the Land may contain substances or materials no longer permitted to be used in newly constructed buildings including, without limitation, asbestos or other insulation materials, lead or other paints, wiring, electrical, or plumbing materials and may not contain other materials or equipment required to be installed in a newly constructed building.  Purchaser has had the opportunity, as set forth in Section 2.4, to review the results of such investigations and inspections of the Property as Purchaser deemed necessary with respect to all such matters.  Purchaser agrees to accept and shall the Property in an “AS-IS, WHERE IS” condition and at Closing to accept and assume the risk of noncompliance of the Property with all such building codes.  Except with respect to those representations set forth in Article III hereof, Purchaser waives any right to excuse (except as specifically set forth in this Agreement) or delay performance of its obligations under this Agreement or to assert any claim against Sellers (before or after Closing) arising out of any failure of the Property to comply with any such building codes.

Except with respect to those representations set forth in Article III, it is specifically understood and agreed by Seller and Purchaser that Seller does not make, and shall not be deemed to have made, any representation, warranty or covenant with respect to (i) any Environmental Laws that may affect any of the Property or (ii) the presence or absence of any Hazardous or Toxic Substances in, on, above, under or about any of the Property (“Environmental Conditions”).  From and after Closing, Purchaser agrees for itself and for its heirs, successors and assigns, to waive all of its rights under this Agreement, if any, and any Environmental Laws to require Seller to remediate or “clean up” the Property and releases Seller from any liability of any kind or nature arising with respect to any Environmental Conditions at the Property.  As used in this Agreement, (A) the term “Environmental Laws” means all federal, State and local laws, codes, ordinances, rules, orders and regulations now or hereafter in effect relating to pollution or the protection of the environment, including without limitation, all laws, codes, ordinances, rules, orders and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge, spill or disposal of any or all Hazardous or Toxic Substances, and (B) the term “Hazardous Substances” or “Toxic Substances” means materials and substances defined as “hazardous substances”, “hazardous wastes”, “toxic substances” or “toxic wastes” in (I) the Comprehensive Environmental Response,

Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9675, as amended by the Superfund Amendments and Reauthorization Act of 1988, and any further amendments thereto and rules, orders and regulations thereunder; (II) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6992, as amended by the Hazardous and Solid Waste Amendments of 1984, and any further amendments thereto and rules, orders and regulations thereunder; or (III) any other Environmental Laws.  Purchaser acknowledges and agrees that:  (a) Purchaser is an experienced and sophisticated owner of real property; (b) Purchaser has expressly negotiated the limitations of liability contained in this Section; and (c) the limitations contained in this Section are reasonable.  Purchaser acknowledges and agrees that Seller has agreed to enter into this Agreement in consideration for and in reliance upon the foregoing limitations of liability, and that the consideration under this Agreement is based in part on the limitations of liability.

It is understood and agreed by Sellers and Purchaser that in the event of any conflict between the terms and provisions of this Section 4.6 and any other term or provision to this Agreement, the relevant term or provision of this Section 4.6 shall control and govern.  The provisions of this Article IV shall survive Closing.

ARTICLE V

CONDITIONS PRECEDENT

5.1        As to Purchaser’s Obligations.  Purchaser’s obligations hereunder are subject to the timely satisfaction of the following conditions precedent on or before the Closing Date or such earlier date as is set forth below.

(a)         Seller’s Deliveries.  Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents required of Seller pursuant to Sections 6.2 and 6.4 hereof.

(b)         Representations, Warranties and Covenants; Obligations of Seller; Certificate.  All of Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made; and Seller shall have performed in all material respects all of its covenants and other obligations under this Agreement.

(c)         Title Policy.  The Title Company has committed to issue a TLTA T-1 Owner’s Policy of Title Insurance to Purchaser, insuring the Real Property in the amount of the Purchase Price

(d)         Management Agreement.  The Management Agreement shall have been terminated on or before the Closing at no cost, liability or expense to Purchaser.

Each of the conditions contained in this Section are intended for the benefit of Purchaser and may be waived in whole or in part, by Purchaser.  If the conditions precedent set forth above are neither satisfied nor waived by Purchaser by the Closing Date, Purchaser shall have the right to terminate this Agreement, obtain a refund of the Earnest Money and Seller and Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive the termination of this Agreement; provided however that if Seller is in default hereof at the time of such termination, Section 8.2 shall additionally apply.

5.2        As to Seller’s Obligations.  Seller’s obligations hereunder are subject to the satisfaction of the following conditions precedent:

(a)         Purchaser’s Deliveries.  Purchaser shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and payments required of the Purchaser pursuant to Sections 6.3 and 6.4 hereof.

(b)         Representations, Warranties and Covenants; Obligations of Purchaser; Certificate.  All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made; and Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement.

(c)         License Agreement.  The License Agreement between Seller and the Licensor shall have been either assigned to Purchaser or terminated and Purchaser shall bear the cost of, and hereby agrees to pay, any and all fees and expenses related thereto, if any.  Seller, the Manager, if applicable, any guarantor, and each of their respective Affiliates, shall have been released from all future duties, liabilities and obligations under the License Agreement and any guarantee(s) thereof, in such form and to such an extent that Licensor customarily provides, if any.

(d)         Loan Assumption.  Purchaser shall have obtained written approval from Lender for the assumption of the Existing Financing by Purchaser.  Seller shall have approved, in its reasonable discretion, the form of the Loan Assumption Documents, which shall include a release of Seller and all applicable guarantors, if any, from any and all liability under the Existing Financing.

Each of the conditions contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, by Seller.  If the conditions precedent set forth above are neither satisfied nor waived by Seller by the Closing Date, Seller shall have the right to terminate this Agreement, and Seller and Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive the termination of this Agreement; provided however that if Purchaser is in default hereof at the time of such termination, Section 8.1 shall additionally apply.

ARTICLE VI

CLOSING

6.1        Closing.  The Closing shall occur on the Closing Date.  As more particularly described below, at the Closing the parties hereto will (a) execute or cause to be executed (and acknowledged where appropriate) all of the documents required to be delivered in connection with the transactions contemplated hereby (the “Closing Documents”), (b) deliver or cause to be delivered the same to the Escrow Agent, and (c) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby.  The Closing will occur through escrow at the offices of the Title Company, or at any such other place as Seller and Purchaser may mutually agree.  At the Closing, Purchaser shall deliver the balance of the Purchase Price to Escrow Agent as provided herein.  As provided herein, the parties hereto will agree upon adjustments and prorations to certain items which cannot be exactly determined at the Closing and will make the appropriate adjustments with respect thereto.  Possession of the Property shall be delivered to Purchaser at the Closing, subject to Permitted Title Exceptions and guests in possession.

6.2        Seller’s Deliveries.  At the Closing, Seller shall deliver (or cause to be delivered) to the Escrow Agent all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of Seller, and shall be dated to be effective as of the Closing Date:

(a)         The Deed.

(b)         The Bill of Sale and General Assignment.

(c)         The Assignment and Assumption Agreement.

(d)         Certificate(s)/Registration of Title for any vehicle owned by Seller and used in connection with the Property (if any).

(e)         The FIRPTA Certificate.

(f)         The Loan Assumption Documents required to be executed by Seller.

(g)         An owner’s title affidavit (to the extent required by the Title Company), each duly executed and acknowledged by Seller.

(h)         Such evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company and relating to:  (i) the authority of the persons executing the instruments delivered at Closing on behalf of Seller have the authority to bind Seller to perform its obligations set forth therein, (ii) mechanics’ or materialmens’ liens, (iii) parties in possession, or (iv) any other matters reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto, in form and content satisfactory to Purchaser and the Title Company. Any other document or instrument specifically required by this Agreement.

Seller shall also cause the Manager to deliver to Purchaser or make available to Purchaser at the Property:

(i)          all original Warranties, Guarantees, and Hotel Agreements to be assigned to and assumed by Purchaser and in Seller’s or the Manager’s possession,

(j)          information as to all Advance Bookings, in reasonable detail so as to enable Purchaser to honor Seller’s commitments in that regard,

(k)         information as to outstanding Accounts Receivable as of midnight on the date prior to the Closing, including the name of each account and the amount due,

(l)          all keys, passwords, access cards, combinations, codes and other similar entry or control devices with respect to the Property.

6.3        Purchaser’s Deliveries.  At the Closing, Purchaser shall deliver to Escrow Agent the following, duly executed and, where applicable, acknowledged and/or sworn on behalf of Purchaser, and dated as of the Closing Date:

(a)         The Assignment and Assumption Agreement.

(b)         The Bill of Sale and General Assignment.

(c)         The Loan Assumption Documents required to be executed by Purchaser.

(d)         Any other document or instrument specifically required by this Agreement.

(e)         At the Closing, Purchaser shall deliver to Escrow Agent the Purchase Price (less the Earnest Money and any interest thereon) as described in Section 2.2 hereof.

6.4        Mutual Deliveries.  At the Closing, Purchaser and Seller shall mutually execute and deliver each to the other:

(a)         A closing statement reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.

(b)         Subject to the provisions of Section 6.4 hereof, such other documents, instruments and undertakings as may be required by the authorities of the State where the Property is located.

(c)         Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel or the Title Company to consummate the transactions contemplated by this Agreement and which are not inconsistent with the Agreement or the other Closing Documents.

6.5        Closing Costs.  At Closing, Seller shall pay any costs related to (a) the issuance of the Title Commitment and the basic premium for the Title Policy (excluding the cost of any endorsements thereto and amending the survey exception), (b) Seller’s legal fees, and (c) all other items which are normally paid by sellers in real estate transactions in Lubbock County, Texas. Purchaser shall pay any costs related to (a) Purchaser’s due diligence inspection, (b) Purchaser’s legal fees, (c) the Assumption Fee and all other fees, costs and expenses of Purchaser’s lender, if any, including the cost of any mortgagee’s policy of title insurance, (d) the cost of any endorsements, or any other “extended” title coverage, requested by Purchaser, to the Title Policy, (f) the cost of any updated survey and (g) all other items which are normally paid by purchasers in real estate transactions in in Lubbock County Texas.  Purchaser shall also pay all costs associated with the assignment of the License Agreement (or issuance of a new License Agreement), including, without limitation, all application fees, inspection fees, transfer fees and all expenses of Managers or Franchisors, including, without limitation, legal fees and expenses, incurred in connection therewith.  Unless the payment of any other cost is specifically provided for in this Agreement, all other costs shall be apportioned between the parties by the Title Company in the manner customary in the location of the Hotel, for properties of a similar nature.  Except as otherwise provided in Section 8.3, each party shall be responsible for the payment of its own attorney’s fees incurred in connection with transaction which is the subject of this Agreement.

6.6        Revenue and Expense Allocations.  All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between Seller and Purchaser as provided herein.  Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the Closing Date, and Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the Closing Date; provide, however, that the housekeeping costs and the Final Rooms Revenue for the Closing Date shall be shared equally between Seller and Purchaser. Such adjustments shall be shown on the closing statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the cash amount payable by Purchaser pursuant to Section 2.2 hereof.  All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation.  Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated and prorated at Closing:

(a)         Current rents.

(b)         Real estate and personal property, hotel and any other applicable taxes (with maximum allowable discounts for early or prompt payment).

(c)         Revenue and expenses under the Operating Agreements, Leased Property Agreements and Off-Site Facility Agreements to be assigned to and assumed by Purchaser.

(d)         Utility charges (including, but not limited to, charges for phone service, cable television, gas, water, sewer and electricity).

(e)         Municipal or other governmental improvement liens and special assessments, which shall be paid by Seller at Closing where the work has been assessed, and which shall be assumed by Purchaser at Closing where the work has not been assessed; provided, however, that if such liens or assessments are payable in installments, Seller shall be responsible for the payment of such installments relating to periods prior to the Closing Date and Purchaser shall be responsible for the payments of such installments relating to periods on and subsequent to the Closing Date.

(f)         License and permit fees, where transferable.

(g)         All other revenues and expenses of the Property, including, but not limited to, such things as restaurant, bar and meeting room income and expenses and the like.

(h)         The Final Rooms Revenue and housekeeping costs for the date of Closing (to be apportioned equally between Seller and Purchaser).

(i)          Advance Deposits.

(j)          Cash on hand (house accounts).

(k)         Such other items as are usually and customarily prorated between purchasers and sellers of hotel properties in the area where the Property is located.

Seller shall receive a credit for any prepaid expenses accruing to periods on or after the Closing Date.  Purchaser shall receive a credit against the Purchase Price for the total of (a) prepaid rents, (b) prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits, and (c) unforfeited security deposits together with any interest payable to a tenant thereon held by Seller under Occupancy Agreements.  At Closing, Seller shall sell to Purchaser in connection with the Hotel, and Purchaser shall purchase as part of the purchase price from Seller at face value: (a)  all petty cash funds in connection with the hotel guest operations at the Property; and (b) the so-called "guest ledger" as mutually approved by Seller and Purchaser of guest accounts receivable payable to the Hotel as of the check out time for the Hotel on the Closing Date (based on guest and customers then using the Hotel) both (i) in occupancy from the preceding night through check out time the morning of the Closing Date, and (ii) previously in occupancy prior to check out time on the Closing Date.  For purposes of this Agreement, transfer or sale at face value shall have the following meanings: (a) for petty cash, an amount equal to the total of all petty cash funds on hand and transferred to Purchaser; and (b) for the guest ledger, the total of all credit card accounts receivable as shown on the records of the Hotel, less actual collections (i.e., fees retained by credit card companies), less accounting charges for rooms furnished on a gratuity or complimentary basis to any hotel staff or as an accommodation to other parties and less Purchaser's one-half (1/2) share of Final Rooms Revenue.  The purchase price of said petty cash fund and guest ledger shall be paid to Seller at Closing by a credit to Seller in the computation of adjustments and prorations on the Closing Date.

Purchaser shall receive a credit for all retail sales (as distinguished from any tax on the sale of any personal property effected pursuant to this Agreement), occupancy and liquor taxes and like impositions up to but not including the date of Closing.  Any such taxes applicable to the Final Rooms Revenue shall be apportioned equally between Seller and Purchaser.  Seller shall cooperate reasonably with Purchaser to permit Purchaser to obtain, if desired by Purchaser, sale and occupancy tax clearance certificates from the State in which the Real Property is located.

If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense.  The obligation to make the adjustment shall survive the Closing of the transaction contemplated by this Agreement.  Any revenue received or expense incurred by Seller or by Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due.  With respect to any closing statements amounts or issues relating to prorations that are not agreed upon at Closing, Seller and Purchaser shall thereafter work in good faith to resolve such amounts or issues; provided that if such amounts or issues are not fully agreed upon and paid within thirty (30) days after the Closing, then, in such event, such amounts or issues shall be submitted to an independent certified public accountant with a hospitality practice reasonably acceptable to Seller and Purchaser for final resolution, and Seller and Purchaser agree to be bound by the determination of such accountant.  The costs and expenses incurred in connection with the services of such accountant shall be borne equally by Seller and Purchaser.  The provisions of this Section 6.6 shall survive the Closing.

6.7        Safe Deposit Boxes.  On the Closing Date, Seller shall cause the Manager to make available to Purchaser at the Hotel all receipts and agreements in the Manager’s possession relating to all safe deposit boxes in use at the Hotel, other than safes or lockboxes, if any, located inside individual guest rooms in Hotel.  During the Study Period, Seller and Purchaser shall mutually agree upon a procedure to provide notice to each Hotel guest utilizing a safe deposit box on the Closing Date about the sale of the Property and to cause each such Hotel guest to adhere to the procedure set forth in the notice so that a proper inventory can be prepared and an orderly transition made.  From and after the Closing, Seller and the Manager shall be relieved of any and all responsibility in connection with each said box, and Purchaser shall indemnify, defend and hold Seller and the Manager and harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) with respect to such safety deposit box arising after the Closing.  Seller hereby agrees to hold Purchaser harmless from any other liability or claims with respect to such safe deposit boxes arising prior to the Closing Date.  The provisions of this Section 6.7 shall survive the Closing.

6.8        Inventory of Baggage.  The representatives of Seller and/or the Manager, and of Purchaser shall prepare an inventory of baggage at the Hotel as of 12:00 noon, Central, on the Closing Date (which inventory of baggage shall be binding on all parties thereto) of (a) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (b) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding, however, property in Hotel safe deposit boxes), (c) all luggage or other property of guests retained by Seller as security for any unpaid accounts receivable, and (d) all items contained in the Hotel lost and found.  Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and Purchaser shall indemnify, defend and hold Seller and the Manager harmless from and against any claim liability, cost or expense (including reasonable attorneys’ fees) incurred by Seller or the Manager or any Affiliate thereof with respect thereto arising after the Closing Date.  Seller hereby agrees to hold Purchaser harmless from any other liability or claims with respect to such inventory of baggage arising prior to the Closing Date.  The provisions of this Section 6.8 shall survive the Closing.

6.9        Accounts Receivable. It is expressly agreed by and between Purchaser and Seller that Seller is not hereby agreeing to sell to Purchaser, and Purchaser is not hereby agreeing to purchase from Seller, any of Seller’s accounts receivable. All of Seller’s accounts receivable shall be and remain the property of Seller. At the Closing, Seller shall prepare a list of its outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due to Seller. Purchaser shall hold any funds received by Purchaser explicitly designated as payment of such accounts receivable, in trust, if Purchaser actually collects any such amounts, and shall pay the monies collected in respect thereof to Seller at the end of each calendar month, accompanied by a statement showing the amount collected on each such account. Other than the foregoing, Purchaser shall have no obligation with respect to any such account, and Purchaser shall not be required to take any legal proceeding or action to effect collection on behalf of Seller. It is generally the intention of Purchaser and Seller that although all of Seller’s accounts receivable shall be and remain the property of Seller, if any such accounts are paid to Purchaser, then Purchaser shall collect same and remit to Seller in the manner above provided. Nothing herein contained shall be construed as requiring Purchaser to remit to Seller any funds collected by Purchaser on account of Purchaser’s accounts receivable generated from Hotel operations after the Closing, even if the person or entity paying same is also indebted to Seller.

6.10      Accounts Payable.  Purchaser shall receive a credit for any and all accounts payable owed by Seller in connection with any portions of the Property which Purchaser is assuming, as of the Closing Date.

6.11      Property Improvement Plan.  Franchisor has confirmed to Seller that no property improvement plan will be required in connection with the sale of the Hotel.

ARTICLE VII

GENERAL PROVISIONS

7.1        Fire or Other Casualty.  Seller agrees to give Purchaser prompt notice of any fire or other casualty to the Property costing more than Ten Thousand Dollars ($10,000.00) to repair and occurring between the Effective Date and the Closing Date of which Seller has knowledge.  If, prior to Closing, the Property is damaged by fire or other casualty which is fully insured (without regard to deductibles) and would cost less than Two Hundred Fifty Thousand Dollars ($250,000.00) and require less than 120 days to repair, then neither party shall have the right to terminate this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at the Closing all of Seller’s interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance, attributable to the period preceding the Closing Date) that may be payable to Seller on account of any such fire or other casualty, to the extent such proceeds have not been previously expended or are otherwise required to reimburse Seller for actual expenditures of restoration made prior to the Closing Date, plus Seller shall credit the amount of any deductibles under any policies related to such proceeds to the Purchase Price together with any amount not covered by insurance.  If any such damage due to fire or other casualty is insured and would cost in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or require more than 120 days to repair, then Purchaser may terminate this Agreement by written notice given to Seller within ten (10) days after Seller has given Purchaser the notice of damage or casualty referred to in this Section 7.1, or on the Closing Date, whichever is earlier, in which case the parties hereto shall be released of all further obligations hereunder with respect to the Property except those which expressly survive a termination of this Agreement.  Should Purchaser elect to proceed to Closing notwithstanding the amount of the insured loss or the time required for repairs, the Closing shall take place without abatement of the Purchase Price and at Closing Seller shall assign to Purchaser the insurance proceeds and grant to Purchaser a credit against the Purchase Price equal to the amount of the applicable deductible plus any amount not covered by insurance.  If, prior to Closing, any Property is damaged by fire or casualty which is uninsured and would cost Two Hundred Fifty Thousand Dollars ($250,000.00) or more to repair, then Purchaser may terminate this Agreement by written notice given to Seller within ten (10) days after Seller has given Purchaser the notice of damage or casualty or on the Closing Date, whichever is earlier, in which case the parties hereto shall be released of all further obligations hereunder, except those which expressly survive a termination of this Agreement.

7.2        Condemnation.  After the Effective Date, Seller agrees to give Purchaser prompt written notice of any knowledge of or notice of any taking by condemnation of any part of or rights appurtenant to the Real Property.  If taking will materially interfere with the operation or use of any Hotel which constitutes a part of such Real Property, Purchaser may terminate this Agreement by written notice to Seller within ten (10) days after Seller has given Purchaser the notice of taking referred to in this Section 7.2, or on the Closing Date, whichever is earlier.  If Purchaser exercises its option to terminate its obligations to purchase the Property pursuant to this Section 7.2, the parties hereto shall be released from all further obligations hereunder with respect to the Property, except those which expressly survive a termination of the Agreement.  If Purchaser does not so elect to terminate this Agreement, then the Closing shall take place as provided herein, and Seller shall assign to Purchaser at the Closing all of Seller’s interest in any condemnation award which may be payable to Seller on account of any such condemnation and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Seller between the Effective Date and Closing less (a) any amounts reasonably expended by Seller in collecting such sums and (b) any amounts reasonably used by Seller to repair the Property as a result of such condemnation.  If, prior to Closing, there shall occur a taking by condemnation of any part of or rights appurtenant to the Property that does not materially interfere with the operation or use of the Hotel which constitutes a part of the Property, Purchaser shall not have the right to terminate this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at Closing all of Seller’s interest in any condemnation award which may be payable to Seller on account of any such condemnation and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Seller between the Effective Date and Closing less (a) any amounts reasonably expended by Seller in collecting such sums and (b) any amounts reasonably used by Seller to repair the Property as a result of such condemnation.  Provided Purchaser has not exercised its right to terminate this Agreement pursuant to Section 7.2, Seller shall notify Purchaser in advance regarding any proceeding or negotiation with respect to the condemnation and Purchaser shall have a reasonable right, at its own cost and expense, to appear and participate in any such proceeding or negotiation.  For purposes of Sections 7.1 and 7.2 if this Agreement, estimates of costs and time required for restoration or repair shall be made by an architect or engineer, as appropriate, designated by Seller and reasonably acceptable to Purchaser.

7.3        Broker.  Seller and Purchaser each represent and warrant to the other that they have not employed any real estate sales representatives or brokers regarding the transaction contemplated by this Agreement other than, in Seller’s case, Hotel Advisory, LLC d/b/a HVS Brokerage & Advisory in respect of which Seller shall be solely responsible for all related fees  due under Seller’s separate agreement with such broker.  Seller shall indemnify, defend and hold Purchaser harmless from any commission or fee claimed to be owing due to the acts of Seller.  Purchaser shall indemnify, defend and hold Seller harmless from any commission or fee claimed to be owing due to the acts of Purchaser.  This section relates solely to the transaction contemplated by this Agreement between Seller and Purchaser and shall not create any third party right or obligation in favor of either or any broker.  The provisions of this Section 7.3 shall survive the Closing and any termination of this Agreement.

ARTICLE VIII

DEFAULT; TERMINATION RIGHTS

8.1        Purchaser’s Default and Seller’s Remedies.

(a)         Purchaser’s Default. It shall be a default by Purchaser under this Agreement if Purchaser shall fail to perform or comply with any of its covenants, acts and agreements contained in this Agreement in any material respect when required to be performed hereunder and such failure shall continue for three (3) business days after Seller gives Purchaser written notice of such failure (but in no event shall such cure period extend beyond the Closing Date), except that if such failure relates to any covenant or agreement to be performed at the Closing, there shall be no notice required or grace or cure period allowed.

(b)         Seller’s Remedies for Purchaser’s Default.  If a Purchaser’s Default occurs and provided no Seller’s Default has occurred that has not been cured, then Seller shall have the right to terminate this Agreement immediately by giving written notice to Purchaser, in which event Seller shall be entitled to the immediate receipt of the Earnest Money together with all interest accrued thereon as liquidated damages.  The remedy set forth in the preceding provisions of this Section 8.1(b) shall be Seller’s sole and exclusive remedy, at law or in equity, for a Purchaser’s Default.  In the event Seller terminates this Agreement, then the Agreement shall be of no further force and effect and neither Purchaser nor Seller shall have any further rights, obligations or liabilities hereunder, except for those obligations or liabilities that expressly survive termination of this Agreement.  SELLER AND PURCHASER ACKNOWLEDGE THAT IT WOULD BE EXTREMELY DIFFICULT IF NOT IMPOSSIBLE TO ASCERTAIN SELLER'S ACTUAL DAMAGES IN THE EVENT OF PURCHASER’S DEFAULT, AND THE EARNEST MONEY AND SUCH ACCRUED INTEREST IS A REASONABLE FORECAST OF JUST COMPENSATION TO SELLER RESULTING FROM PURCHASER’S DEFAULT.

8.2        Seller’s Default and Purchaser’s Remedies.

(a)         Seller’s Defaults.  It shall be a default by Seller under this Agreement if Seller shall fail to perform or comply with any of its covenants, acts and agreements under this Agreement in any material respect when required to be performed hereunder and such failure shall continue for three (3) business days after Purchaser gives Seller notice of such failure (but in no event shall such cure period extend beyond the Closing Date), except that if such failure relates to any covenant or agreement to be performed at the Closing, there shall be no notice required or grace or cure period allowed.

(b)         Purchaser’s Remedies for Seller’s Default.  If a Seller’s Default occurs and provided no Purchaser’s Default has occurred that has not been cured, then Purchaser shall have the right as its sole and exclusive remedy to either (i) terminate this Agreement immediately by giving written notice to Seller, in which event (a) Purchaser shall be entitled to the immediate return of the Earnest Money, together with all interest accrued thereon and actual and verifiable costs paid to third-parties in connection with the evaluation of the Property and the negotiation of this transaction in an amount not to exceed $50,000.00 in the aggregate; and (b) this Agreement shall be of no further force and effect except for those provisions that expressly survive termination of the Agreement, or (ii) seek specific performance of Seller’s obligations under this Agreement.  If Purchaser elects to seek such specific performance, Purchaser shall give Seller written notice of such election within thirty (30) days after the occurrence of such Seller’s Default, and thereafter commence an action seeking such specific performance within ninety (90) days after the occurrence of such Seller’s Default. In the event Purchaser terminates this Agreement in accordance with the terms of this Agreement, then this Agreement shall be of no further force and effect and the parties shall have no further rights, obligations, or liabilities hereunder, except for those obligations that expressly survive termination of the Agreement.

8.3        Instructions to Title Company.  If either Seller or Purchaser becomes entitled to the Earnest Money upon termination of this Agreement in accordance with its terms, Purchaser and Seller agree to deliver a letter of instruction to the Title Company directing disbursement of the Earnest Money to the party entitled thereto.

8.4        Costs and Attorneys’ Fees.  In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels.  The provisions of this Section 8.4 shall survive the termination of this Agreement.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1        Completeness; Modification.  This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto.  This Agreement may be modified only by a written instrument duly executed by the parties hereto.

9.2        Successors and Assigns.  This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns.

9.3        Days.  If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday.  Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.

9.4        Governing Law.  This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the state in which the Property is located without regard to its principle of conflicts of law.

9.5        Counterparts.  To facilitate execution, this Agreement may be executed in as many counterparts as may be required.  It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof.  All counterparts hereto shall collectively constitute a single agreement.  Telecopied signatures shall have the same valid and binding effect as original signatures.

9.6        Severability.  If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.7        Costs.  Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.

9.8        Limitations on Liability.  In no event shall any officer, director, shareholder, partner, member, employee, agent or affiliate of Seller or Purchaser have any personal liability hereunder, nor shall any of them be named personally in any suit, action or proceeding concerning any matter hereunder, nor shall any of their assets be attached, liened or levied upon or in any other way held liable for any of the obligations of Seller or Purchaser, respectively.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall either party be entitled to recover from the other party in connection with any claim arising out of or relating to this Agreement or any representation made herein, any lost profits or any direct, compensatory, punitive, indirect, consequential or other similar damages.

9.9        Notices.  All notices, demands, requests, consents, waivers, approvals and other communications shall be in writing and shall be deemed given (i) upon the hand delivery thereof during business hours provided a receipt is obtained, or (ii) upon the earlier of delivery or tender for delivery if sent by certified mail, return receipt requested, postage charges prepaid, or (iii) on the next business day following delivery to a recognized overnight delivery service such as Federal Express or Express Mail, freight charges prepaid, or (iv) on the day sent if sent by electronic mail (“E-mail”) on a business day before 5:00 p.m. (Central Time), and provided an original is received by the addressee by a nationally recognized overnight courier within one (1) business day of the E-Mail, or (v) on the day sent if sent by e-mail on a business day before 5:00 p.m. (Central Time) and provided an original is received by the addressee by a nationally recognized overnight courier within one (1) business day of the e-mail, in each case addressed or delivered to the respective parties at their respective addresses set forth below (or at such other addresses designated by any party at any time by notice to the other parties in the manner set forth herein):

If to Seller:	Treemont Capital Partners IV, LP
1415 South Voss #110-74
Houston, TX 77057
Attention: Philip A. McRae
Telephone: (832) 790-7772
E-Mail: pmcrae@treemontpartners.com

With a copy to:	Sneed, Vine & Perry, P.C.
2705 Bee Cave Road, Suite 160
Austin, TX 78745
Attention: Adam S. Wilk/ Kasi Moeskau
Telephone: (512) 494-3126
E-Mail: awilk@sneedvine.com/ kmoeskau@sneedvine.com

If to Purchaser:	Lodging Fund REIT III, Inc.
c/o David Durell
1635 43rd Street South, Suite 205
Fargo, ND 58103
Fax: (701) 281-7145

With a copy to:	Legendary Capital, Legal Department
John Faris
644 Lovett S.E., Suite A
Grand Rapids, MI 49506
Fax: (616) 264-3841
Phone: (616) 264-3833

If to Escrow Agent:	Stewart Title Company
720 W. 11th Street, Suite 200
Houston, TX 77008
Attn: Kay Street

Telephone: (713) 401-1850
E-Mail: Kay.street@stewart.com

or to such other address as the intended recipient may have specified in a notice to the other party.  Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section.

9.10      Escrow Agent.  Escrow Agent has agreed to act as such for the convenience of the parties without fee or other charges for such services as Escrow Agent.  Escrow Agent shall not be liable: (a) to any of the parties for any act or omission to act except for its own willful misconduct; (b) for any legal effect, insufficiency, or undesirability or any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequences of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; (e) for the default, error, action or omission of either party to the escrow.  Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine.  In the event of any dispute as to the disposition of any monies held in escrow, or of any documents held in escrow, Escrow Agent may, if such Escrow Agent so elects, interplead the matter by filing an interpleader action in a court of competent jurisdiction in the county or circuit where the Real Property is located (to the jurisdiction of which both parties do hereby consent), and pay into the registry of the court such monies held by Escrow Agent, or deposit any such documents with respect to which there is a dispute in the registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability as Escrow Agent hereunder.  Escrow Agent shall not be liable for Escrow Agent’s compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.

9.11      Incorporation by Reference.  All of the exhibits and schedules attached hereto are by this reference incorporated and made a part hereof.

9.12      Further Assurances.  Seller and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein provided that compliance with the provision of this Section shall not increase the liability of the complying party.

9.13      No Partnership.  This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.

9.14      Time of Essence.  Time is of the essence with respect to every provision hereof.

9.15      Signatory Exculpation.  The signatory(ies) for Seller and Purchaser is/are executing this Agreement in his/their capacity as representative of such party and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.

9.16      Rules of Construction.  The following rules shall apply to the construction and interpretation of this Agreement:

(a)         Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b)         All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c)         The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)         Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

9.17      No Recording.  Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded.

9.18      Facsimile Signatures.  The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by facsimile signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature.

9.19      Assignment by Purchaser.  Purchaser may not assign this Agreement to any person, firm, corporation, or other entity without Seller’s consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Purchaser may assign all of its rights, title, liability, interest and obligation pursuant to this Agreement to an any entity controlled by, in control of, or under common control with Purchaser without Seller’s consent, provided that the assignee assumes all obligations of Purchaser under this Agreement and further provided that Purchaser gives Seller a copy of such assignment and assumption agreement at least five (5) days before Closing.  Any such assignment shall not relieve Purchaser of any liability under this Agreement from and after such assignment.

9.20      Waiver.  The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving.  No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

9.21      Section 1031 Exchange.  Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Code, provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Purchaser or Seller had such party not consummated its purchase or sale through an Exchange.  Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code.  In connection with such cooperation, Seller agrees, upon request of Purchaser to “direct deed” for actual interests in the property to designees of Purchaser.

9.22      Confidentiality.  Purchaser acknowledges that the existence of the transaction described herein and any documents, materials, instruments, records or other information delivered by Seller to Purchaser pursuant to this Agreement, including, without limitation, the Submission Matters (“Information”), shall be kept confidential by Purchaser, will not be used for any purpose other than in connection with Purchaser’s due diligence, and Purchaser shall neither disclose nor allow the disclosure of the Information or the existence of the transaction to anyone other than Purchaser’s Parties as are appropriate in order to conduct its due diligence.  Seller acknowledges that it shall take reasonable steps to ensure that any information obtained from Party and marked as “Confidential” shall remain confidential and shall not be disclosed or revealed to anyone other than Seller or its agents.  If this Agreement is terminated, each party will return to the other all originals and destroy any copies they have made of the written information or disks provided by the other party, and the obligations not to disclose any confidential information received under this Agreement will survive the termination of this Agreement.

9.23      Non-Compete.  As a material part of this consideration of this Agreement, for a period of one (1) year following the Closing Date, neither Seller (or any entity owned or controlled by Treemont Capital Partners) or Purchaser (or any entity owned or controlled by Legendary Capital) shall acquire, develop or manage, directly or indirectly, another hotel property within a three (3) mile radius of the Hotel.  Nothing in this Section 9.23 shall be deemed to prohibit any person owning a direct or indirect interest in Purchaser or Seller (except as expressly named above), and no such parties shall be deemed in violation of any such assets existing as of the Effective Date. The terms of this Section 9.23 shall be of no force or effect if this Agreement is terminated for any reason, but shall otherwise survive the Closing.

9.24      State Specific Provisions.

(a)         DTPA Waiver.  PURCHASER ACKNOWLEDGES THAT:

(i)          PURCHASER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH SELLER; AND

(ii)         PURCHASER IS REPRESENTED BY LEGAL COUNSEL IN THE TRANSACTION RELATING TO THIS AGREEMENT, AND PURCHASER HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THIS TRANSACTION.

TO THE FULLEST EXTENT ALLOWED BY LAW, PURCHASER HEREBY EXPRESSLY WAIVES ALL RIGHTS AND REMEDIES UNDER THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT (TEXAS BUSINESS AND COMMERCE CODE SECTION 17.41, ET SEQ.), OTHER THAN SECTION 17.555 THEREOF.

(b)         ABSTRACT OR TITLE POLICY. Purchaser is advised to have an abstract of title covering the Property examined by an attorney of Purchaser’s selection, or Purchaser should be furnished with or obtain a title policy.  If a title policy is furnished, the title commitment should be promptly reviewed by an attorney of Purchaser’s choice due to the time limitations on Purchaser’s right to object.

(c)         STATUTORY TAX DISTRICTS. If the Property is situated in a utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 49, Texas Water Code, requires Seller to deliver and Purchaser to sign the statutory notice relating to the tax rate, bonded indebtedness, or standby fee of the district prior to final execution of this Agreement.

(d)         TIDE WATERS. If the Property abuts the tidally influenced waters of the state, §33.135, Texas Natural Resources Code, requires a notice regarding coastal area property to be included in the contract. An addendum containing the notice promulgated by TREC or required by the parties must be used.

(e)         ANNEXATION.  If the Property is located outside the limits of a municipality, Seller notifies Purchaser under §5.011, Texas Property Code, that the Property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality.  Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction.  To determine if the Property is located within a municipality’s extraterritorial jurisdiction or is likely to be located within a municipality’s extraterritorial jurisdiction, contact all municipalities located in the general proximity of the Property for further information.

(f)         PROPERTY LOCATED IN A CERTIFICATED SERVICE AREA OF A UTILITY SERVICE PROVIDER.  Notice required by §13.257, Water Code: The Property may be located in a certificated water or sewer service area, which is authorized by law to provide water or sewer service to the properties in the certificated area.  If the Property is located in a certificated area there may be special costs or charges that you will be required to pay before you can receive water or sewer service.  There may be a period required to construct lines or other facilities necessary to provide water or sewer service to your property.  You are advised to determine if the Property is in a certificated area and contact the utility service provider to determine the cost that you will be required to pay and the period, if any, that is required to provide water or sewer service to your property. Purchaser hereby acknowledges receipt of the foregoing notice at or before the execution of a binding contract for the purchase of the Property or at closing of purchase of the Property.

(g)         PUBLIC IMPROVEMENT DISTRICTS. If the Property is in a public improvement district, §5.014, Property Code, requires Seller to notify Purchaser as follows: As a purchaser of the Property you are obligated to pay an assessment to a municipality or county for an improvement project undertaken by a public improvement district under Chapter 372, Local Government Code.  The assessment may be due annually or in periodic installments. More information concerning the amount of the assessment and the due dates of that assessment may be obtained from the municipality or county levying the assessment. The amount of the assessments is subject to change.  Your failure to pay the assessments could result in a lien on and the foreclosure of the Property.

(h)         TEXAS AGRICULTURAL DEVELOPMENT DISTRICT. The Property may be located in a Texas Agricultural Development District.  For additional information, contact the Texas Department of Agriculture.

(i)          TRANSFER FEES. If the Property is subject to a private transfer fee obligation, §5.205, Seller hereby notifies Purchaser as follows: The private transfer fee obligation may be governed by Chapter 5, Subchapter G of the Texas Property Code.

(j)          NOTICE OF WATER LEVEL FLUCTUATIONS.  The Property may adjoin an impoundment of water, including a reservoir or lake, constructed and maintained under Chapter 11, Water Code, that has a storage capacity of at least 5,000 acre-feet at the impoundment’s normal operating level.  In such event, Seller hereby notifies Purchaser: “The water level of the impoundment of water adjoining the Property fluctuates for various reasons, including as a result of: (1) an entity lawfully exercising its right to use the water stored in the impoundment; or (2) drought or flood conditions.”

(k)         NOTICE REGARDING POSSIBLE LIABILITY FOR ADDITIONAL TAXES.  IF FOR THE CURRENT AD VALOREM TAX YEAR THE TAXABLE VALUE OF THE PROPERTY THAT IS THE SUBJECT OF THIS AGREEMENT IS DETERMINED BY A SPECIAL APPRAISAL METHOD THAT ALLOWS FOR APPRAISAL OF THE LAND AT LESS THAN ITS MARKET VALUE, THE PERSON TO WHOM THE LAND IS TRANSFERRED MAY NOT BE ALLOWED TO QUALIFY THE LAND FOR THAT SPECIAL APPRAISAL IN A SUBSEQUENT TAX YEAR AND THE LAND MAY THEN BE APPRAISED AT ITS FULL MARKET VALUE. IN ADDITION, THE TRANSFER OF THE LAND OR A SUBSEQUENT CHANGE IN THE USE OF THE LAND MAY RESULT IN THE IMPOSITION OF AN ADDITIONAL TAX PLUS INTEREST AS A PENALTY FOR THE TRANSFER OR THE CHANGE IN THE USE OF THE LAND. THE TAXABLE VALUE OF THE LAND AND THE APPLICABLE METHOD OF APPRAISAL FOR THE CURRENT TAX YEAR IS PUBLIC INFORMATION AND MAY BE OBTAINED FROM THE TAX APPRAISAL DISTRICT ESTABLISHED FOR THE COUNTY IN WHICH THE LAND IS LOCATED.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

SELLER:

TREEMONT CAPITAL PARTNERS IV, LP,
a Texas Limited Partnership

By:	TREEMONT CAPITAL PARTNERS IV GP, LLC,
a Texas Limited Liability Company,
its General Partner

By:	/s/ Philip A. McRae
Philip A. McRae, Manager

PURCHASER:

Lodging Fund REIT III OP, LP.
a Delaware limited partnership

By:	Lodging Fund REIT III, Inc.
a Maryland corporation
Its: General Partner

By:	/s/ David Durell
David Durell, Chief Acquisition Officer

RECEIPT OF THIS AGREEMENT IS ACKNOWLEDGED BY STEWART TITLE COMPANY, EFFECTIVE AS OF JULY 26th, 2019.

STEWART TITLE COMPANY
By:	/s/ Kay Street
Name:	Kay Street
Title:	Br. Mgr.

EXHIBIT A

LEGAL DESCRIPTION

Metes and Bounds Description on a 2.17 acre (94,525 sq. ft.) tract of land, out of Lot 5, Canyon West Addition to the City of Lubbock, Lubbock County, Texas, as recorded in Volume 10391, Page 210, Official Public Records of Lubbock County, Texas, and being out of Section 36, Block AK, Lubbock County, Texas and being more particularly described as follows:

Beginning at a 1/2” iron rod with cap, found in the East Right of Way line of Milwaukee Avenue as described in County Clerk File Number 2006042014 “B", Official Public Records of Lubbock County, Texas, for the most Westerly Northwest corner of said Lot 5, Canyon West Addition and for the most Westerly Northwest and beginning corner of this tract;

Thence Northeasterly along the arc of a curve to the right, an arc distance of 47.23 feet to a 1/2” iron rod with cap, found in the South Right of Way line of 50th Street as described in Volume 10301, Page 210, Official Public Records of Lubbock County, Texas, for the most Northerly Northwest corner of this tract; said curve having a radius of 30.00 feet, a central angle of 90°11'35”, and a chord bearing of N45°01'13”E, a chord distance of 42.50 feet;

Thence N88°58’12”E, along the said South Right of Way line of 50th Street, a distance of 99.91 feet to an “x” chiseled in concrete, found for a corner of this tract;

Thence S89°52’59”E, along the said South Right of Way line of 50th Street, a distance of 272.67 feet to an “x” chiseled in concrete, set for the Northeast corner of this tract;

Thence S00°04’34”E, a distance of 234.95 feet to a 1/2” iron rod with cap, set for the Southeast corner of this tract;

Thence S89°55’26”W, a distance of 402.67 feet to a 1/2” iron rod with cap, set for the Southwest corner of this tract;

Thence N00°04’34”W, along the said East Right of Way line of Milwaukee Avenue, a distance of 204.20 feet to the Place of Beginning.

Containing 2.17 acres of land (94,525 sq. ft.)

EXHIBIT “A”

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF AGREEMENTS (this “Assignment”) is made as of _____, 2019 (the “Effective Date”), by and between TREEMONT CAPITAL PARTNERS IV, LP, a Texas limited partnership (“Assignor”), and Lodging Fund REIT III OP, LP, a Delaware limited partnership (“Assignee”).

WHEREAS, Seller and Purchaser are parties to that certain Agreement of Purchase and Sale dated as of _______ (as amended, modified and supplemented, the “Agreement”) for the purchase and sale of the land and the improvements as more particularly described in the Agreement (“Property”) and the related personal property.  All capitalized terms in this Assignment not otherwise defined herein have the same meaning ascribed in the Agreement; and

WHEREAS, in connection with the sale of the Property, Assignor desires to assign, and Assignee desires to assume, all of Assignor’s right, title, interest and obligations, if any, in all currently effective Hotel Agreements related to the Property.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound, the parties agree as follows:

1.          As of the Effective Date, Assignor does hereby assign and convey to Assignee, its successors and assigns, all of the right, title and interest of Assignor, and of any Named Party (as defined below), in and to the Hotel Agreements and related unforfeited security deposits, and Assignee does hereby assume such right, title and interest in and to the Hotel Agreements and related unforfeited security deposits (excluding any Liability arising prior to the Effective Date).  For purposes hereof, “Named Party” shall mean any person or entity that has executed as agent or under apparent authority, on behalf of Assignor or its managing agent, any of the Hotel Agreements.

2.          Assignor agrees to indemnify and save harmless Assignee from any loss or damage, including court costs and reasonable attorneys’ fees, actually incurred relating to any default or other liabilities of Assignor relating to the Hotel Agreements occurring prior to the Effective Date.  Assignee agrees to indemnify and hold harmless Assignor from any loss or damage, including court costs and reasonable attorneys’ fees, actually incurred relating to any default or other liabilities of Assignee relating to the Hotel Agreements occurring from and subsequent to the Effective Date but not of the nature of a continuing default or breach under the Hotel Agreements which predates the Effective Date.

3.          This Assignment and the provisions herein contained shall be binding upon and inure to the benefit of Assignee and Assignor and their respective successors and assigns.

4.          This Assignment may be executed in several counterparts and all counterparts so executed shall constitute one Assignment, binding on all the parties hereto and thereto, notwithstanding that all the parties are not signatories to the same counterpart.

5.          In no event shall any officer, director, shareholder, partner, member, employee, agent or affiliate of Seller or Purchaser have any personal liability hereunder, nor shall any of them be named personally in any suit, action or proceeding concerning any matter hereunder, nor shall any of their assets be attached, liened or levied upon or in any other way held liable for any of the obligations of Seller or Purchaser, respectively.  Notwithstanding anything to the contrary contained in this Assignment, in no event shall either party be entitled to recover from the other party in connection with any claim arising out of or

1

relating to this Assignment or any representation made herein, any lost profits or any compensatory, punitive, indirect or consequential damages.

2

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment the day and year first above written.

ASSIGNOR:

TREEMONT CAPITAL PARTNERS IV, LP,
a Texas Limited Partnership

By:	TREEMONT CAPITAL PARTNERS IV GP, LLC,
a Texas Limited Liability Company,
its General Partner

By:
Philip A. McRae, Manager

ASSIGNEE:

LODGING FUND REIT III, Inc.
a Maryland real estate investment trust

By:
David Durell, Chief Acquisition Officer

3

EXHIBIT E

BILL OF SALE AND GENERAL ASSIGNMENT

THIS BILL OF SALE AND GENERAL ASSIGNMENT (this “Bill of Sale”) is made as of _____, 2019, by and between TREEMONT CAPITAL PARTNERS IV, LP, a Texas limited partnership  (“Assignor”) and Lodging Fund REIT III OP, LP a Delaware limited partnership (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Agreement of Purchase and Sale dated as of ______, (“Agreement”) for the purchase and sale of real property for the purchase and sale of the land and the improvements as more particularly described in the Agreement (“Property”) and the related personal property.  Capitalized terms used, but not defined herein, shall have the meaning ascribed to such term in the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

Assignor has GRANTED, CONVEYED, SOLD, TRANSFERRED, SET‑OVER, and DELIVERED, and by these presents does hereby GRANT, CONVEY, SELL, TRANSFER, SET‑OVER, and DELIVER unto Assignee, all of Assignor’s right, title and interest (if any), in and to all items personal property of every kind and nature located on, attached to or used in the operation of the Property, including, but not limited to, Assignor’s rights and interest, if any, in and to: (a) all Tangible Personal Property; (b) all Intangible Personal Property; (c) Warranties and Guaranties; and (d) Advanced Bookings, (collectively, “Assigned Property”).

The Assigned Property is conveyed by Seller and accepted by Purchaser AS IS, WHERE IS, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, IT BEING THE INTENTION OF ASSIGNOR AND ASSIGNEE EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, AND ALL OTHER REPRESENTATIONS AND WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE UNIFORM COMMERCIAL CODE OF THE STATE OR STATES WHERE THE REAL PROPERTY IS LOCATED, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THE AGREEMENT.

This Bill of Sale and the provisions herein contained shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and assigns.

This Bill of Sale may be executed in several counterparts and all counterparts so executed shall constitute one Assignment, binding on all the parties hereto and thereto, notwithstanding that all the parties are not signatories to the same counterpart.

[Signature page follows.]

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IN WITNESS WHEREOF, Assignor has executed and delivered this Bill of Sale the day and year first above written.

ASSIGNOR:

TREEMONT CAPITAL PARTNERS IV, LP,
a Texas Limited Partnership

By:	TREEMONT CAPITAL PARTNERS IV GP, LLC,
a Texas Limited Liability Company,
its General Partner

By:
Philip A. McRae, Manager

2

EXHIBIT “C”

NOTICE OF CONFIDENTIALITY RIGHTS:  IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS:  YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

SPECIAL WARRANTY DEED

THE STATE OF TEXAS           §

§           KNOW ALL PERSONS BY THESE PRESENTS:

COUNTY OF LUBBOCK         §

THAT, ______________________________  (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) cash in hand paid by ________________ (“Grantee”), whose address is ______________________, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Grantor, has GRANTED, BARGAINED, SOLD, and CONVEYED, and by these presents does GRANT, BARGAIN, SELL, and CONVEY unto Grantee, that certain tract of real property situated in Lubbock County, Texas, and described in Exhibit “A” attached hereto and made a part hereof for all purposes (the “Property”), together with all and singular the rights, privileges, hereditaments, and appurtenances pertaining to such real property, including any and all improvements and fixtures currently attached to and located thereon.

This conveyance is made and accepted subject and subordinate to (i) all matters of record in the Official Public Records of Lubbock County, to the extent such matters are valid and subsisting and affect or pertain to the Property as of the date hereof; and (ii) any matters that are visible or apparent on the ground and which a correct survey would show (“Permitted Encumbrances”).

TO HAVE AND TO HOLD the Property, together with, all and singular, the rights and appurtenances thereto in anywise belonging, to Grantee and Grantee’s successors and assigns forever; Grantor does hereby bind Grantor and Grantor’s heirs, executors, administrators, legal representatives, successors, and assigns to warrant and forever defend, all and singular, the Property unto the Grantee and Grantee’s successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof, by through or under Grantor, but not otherwise, subject however, to the Permitted Exceptions.

Taxes for the current year have been prorated as of the date hereof, and Grantee assumes and agrees to pay the same and all charges, ad valorem taxes, and assessments for the 2019 calendar year, later calendar years not yet due and payable, each to the extent attributable to all or part of the Property, and any taxes or assessments that might become due for prior years resulting from Grantee’s acquisition or change of use of the Property.

EXCEPT AS OTHERWISE SET FORTH IN THE SPECIAL WARRANTY OF TITLE SET FORTH HEREIN AND THE EXPRESS REPRESENTATIONS AND WARRANTIES BY GRANTOR SET FORTH IN ARTICLE III OF THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED ________________, 2019 (THE “CONTRACT”), THE PROPERTY IS HEREBY GRANTED, SOLD, ASSIGNED, TRANSFERRED, CONVEYED AND DELIVERED BY GRANTOR AND ACCEPTED BY GRANTEE ON AN “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” BASIS, SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER

EXPRESS OR IMPLIED, OF ANY KIND, NATURE, OR TYPE WHATSOEVER (INCLUDING, WITHOUT LIMITATION ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, COMPLIANCE OF ALL OR ANY PART OF THE PROPERTY WITH APPLICABLE ENVIRONMENTAL LAWS, RULES OR REGULATIONS WITH RESPECT TO HEALTH, THE ENVIRONMENT, ENDANGERED SPECIES AND WETLANDS, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED) SAME BEING DISCLAIMED AND EXPRESSLY WAIVED BY GRANTEE.  GRANTEE, ON ITS OWN BEHALF AND ON BEHALF OF ANYONE CLAIMING BY, THROUGH OR UNDER GRANTEE, BY ACCEPTANCE OF THIS DEED RELEASES GRANTOR, ITS PARTNERS, EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, ATTORNEYS AND AGENTS FROM ANY AND ALL CLAIMS AGAINST ANY OF THEM IN CONNECTION THEREWITH, ALL AS MORE FULLY DESCRIBED IN SECTION 4.6 THE CONTRACT, WHICH SECTION IS INCORPORATED INTO THIS SPECIAL WARRANTY DEED BY THIS REFERENCE FOR ALL PURPOSES.

EXECUTED to be effective the _____ day of ___________, 2019.

GRANTOR:

THE STATE OF TEXAS            §

                                                     §

COUNTY OF HARRIS               §

This instrument was acknowledged before me on _________, 2019, by _________, known or proved to me on satisfactory evidence to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same in the capacity and for the purposes and consideration therein expressed, on behalf of such company.

(S E A L)
Notary Public, State of Texas

My Commission Expires:

SCHEDULE I

SUBMISSION MATTERS

Schedule I: Purchaser diligence request list has been omitted pursuant to Item 601(a)(5) of Regulation S-K.

SCHEDULE II

3-05 or 3-14 AUDIT

Seller acknowledges that under either Rule 3-05 or Rule 3-14 of Regulation S-X, Purchaser is required to provide certain information in connection with reports Purchaser is required to file with the Securities and Exchange Commission.

Accordingly, Seller agrees to:

(a) allow Purchaser and Purchaser’s representatives which includes third party auditors, at Purchaser’s sole cost and expense, to perform an audit of the Hotel, Property, Personal Property and business operations of and at the properties to the extent required under either Rule 3-05 or Rule 3-14 of Regulation S-X (hereinafter a Rule 3-05 or 3-14 Audit) for Seller’s period of ownership, but not to exceed the three (3) complete fiscal years immediately preceding the Closing Date and the stub period through the Closing Date (the “Covered Audit Period”); and

(b) make available to Purchaser and Purchaser’s representatives for inspection and audit following the Closing, at the Seller’s offices the Seller’s books and records relating solely to the Seller’s operations that are reasonably requested by Purchaser (but specifically excluding Seller’s tax returns) for any full or partial years during the Covered Audit Period reasonably necessary to complete the Rule 3-05 or 3-14 Audit; and

(c) sign the management representation letter to be provided by the Purchaser’s independent auditors.

In connection with the foregoing, Purchaser shall give Seller no less than ten (10) business days’ prior written notice of Purchaser’s plans to inspect and audit such books and records, and Seller’s obligation to perform herein, extends beyond closing.

Notwithstanding the foregoing, the Seller shall not be required to (a) prepare or compile any materials, (b) incur any third-party costs or expenses in connection with the Rule 3-05 or 3-14 Audit, (c) provide any books, records or materials that could reasonably be expected to be books, records or materials in the possession or control of the tenant parties, (d) provide any books, records or materials that are not within the possession or control of the Seller, or (e) make any representations or warranties with respect to such information beyond a customary management representation letter signed by the Seller reasonably requested by any accounting firm engaged by the Purchaser to deliver its auditors report with respect to the Rule 3-05 or Rule 3-14 Audit. Purchaser acknowledges and agrees that the foregoing accounting and financial materials to be provided by Seller does not include any information or materials related to the period prior to the acquisition of the property by Seller and is to be limited solely to information regarding the property after they were placed into operation by Seller. Seller acknowledges that the Rule 3-05 or Rule 3-14 Audit may require Purchaser to perform a Rule 3-05 or 3-14 Audit both after the Effective Date and after the Closing Date and Seller agrees that Seller’s obligations under this Schedule II are material to the term of this Agreement, and breach of this Schedule II will constitute a default under the terms of the Agreement. Seller further agrees, that Purchaser’s sole and absolute remedy in the event of default is that of specific performance.